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Consent of Independent Accountants

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 19 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 15, 1996, relating to the financial statements and financial highlights of SunAmerica Equity Funds, which appears in such Statement of Additional Information. We also consent to the reference to us under the heading "Additional Information - Independent Accountants and Legal Counsel" in such Statement of Additional Information and to the references to us under the heading "Financial highlights" and "General Information - Independent Accountants and Legal Counsel" in the Prospectus which constitutes part of this Registration Statement.



/s/Price Waterhouse LLP
PRICE WATERHOUSE LLP
New York, New York
January 21, 1997